ARTICLES OF ASSOCIATION OF A COMPANY WITH LIMITED LIABILITIES

                            Chapter I. General Rules

Article 1. In order to regulate the behaviors of the company, shareholders, directors, supervisors and managers, to safeguard the legitimate interest of the company and the shareholders, this Articles of Association is made in accordance with `Company Law of the People's Republic of China'.

This Articles of Association is the supreme rule of the company, which has binding force to the company, shareholders, directors, supervisors and managers.

Article 2. The company is one with limited liabilities and joint investment from all shareholders: the shareholders bear limited liabilities according to the capital contributions. The company bears liabilities for its debts with all of the assets.

Article 3. The shareholders of the company, as the investors, have the rights for asset benefits, significant decisions and selection of management personnel and so on according to their respective capital contributions into the company.

Article 4. The company is independently responsible for business operation to law, for accounting settlement and for profit and loss upon all of its corporation assets.

Article 5. Name of the company: TEDA Pioneer Technologies Co., Ltd., Tianjin Economic and Technological Development Area.

Article 6. Address of the company: Floor 2, Zone A, Construction Tower, No. 76, Dongting Road, Tianjin Economic and Technological Development Area.

                    Chapter II. Business Scope of the Company

Article 7. Technical development, consultation, services, transfer (technology and products of electron and information, package of mechanics and electricity); advertising agent service, wholesale and retail of computer and auxiliary facilities, electrical hardware, electrical equipment, instrument and meters; international networking service of computer information network.

The above scope of business is subject to approval to the law by the registration authority.

                 Chapter III. Registered Capital of the Company

Article 8. The registered capital of the company is RMB 4 million yuan.

                      Chapter IV. Names of the Shareholders

Article 9. The company is set up with investment from two shareholders. They are as follows:

Party A: Tianjin Pioneer Data Information Development Co., Ltd.
         Legal Representative: Fang Shi
         Address: #1 Road, Zone A, Huayuan Estate Zone, Tianjin Advance
                  Technology Park
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Party B: Tianjin Wanfang TEDA Technologies Development Co., Ltd.
         Legal Representative: Jun Zhou
         Address: Floor 2, Zone A, Construction Tower, No. 76, Dongting Road,
                  Tianjin Economic and Technological Development Area.

              Chapter V. Rights and Obligations of the Shareholders

Article 10. Rights and obligations of the shareholders
(I)    Rights of shareholders
       (1)    To share dividends according to the contribution of investment;
       (2)    To purchase the shares assigned by other shareholders in priority;
       (3) To assign the investment according to regulation of the law and the Articles of Association of the Company;
       (4) To exert rights of making management and decision according to the proportion of investment;
       (5) To purchase the newly-increased capital of the company in priority;
       (6) To check meeting minute of the shareholders committee and accounting records of the company, to supervise the operation of the company, to put forth suggestions or consultation;
       (7) To request the company to sign a Certificate of Investment for the contributed capital;
       (8) To share the remaining assets of the company to the law after the company is terminated;
       (9) To elect and to be elected as members of the Board of Directors, members of the Board of Supervisors;
       (10) Other rights specified in the Articles of Association of the Company.
(II)   Obligations of the shareholders
       (1)    To comply with the Articles of Association of the Company;
       (2) To pay total investment contribution in time respectively which shall be paid according to the regulations in this Articles of Association, and to go through the procedures for property transferal to the law;
       (3) To bear liabilities to the company according to the limit of the investment;
       (4)    Shall not draw back the investment when the company is registered;
       (5)    To safeguard legitimate benefits of the company;
       (6) Other obligations specified in the Articles of Association of the Company.

     Chapter VI. Investment Method and Investment Amount of the Shareholders

Article 11. The shareholders can invest in currency, and can also invest in practical property, industrial rights, know-how, land using right to the equivalent value. The assessment for evaluation, property verification and transferal procedures of the property rights by law must be made for the investment in practical property, industrial rights, know-how or land using right. The proportion of investment value of the industrial rights and know-how in the registered capital of the Company will be exerted according to regulations of the State laws and administrative rules.

Article 12. The company is set up with joint investment by two shareholders. The investment method and amount are as follows:
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Party A, Tianjin Pioneer Data Information Development Co. Ltd., invests in RMB
2.08 million yuan, accounting for 52% of the registered capital;
Party B, Tianjin Wanfang TEDA Technologies Development Co. Ltd., invests in RMB
1.92 million yuan, accounting for 48% of the registered capital.

        Chapter VII. Condition for Assignment of Shareholders' Investment

Article 13. The assignment of all or part of investment among shareholders or to any other person according to the company law or administrative rules must be agreed by over half of all shareholders (representing over half of voting right). The shareholder who disagrees the assignment shall purchase the investment to be assigned. The assignment will be regarded as being agreed if it is not purchased.

Article 14. For the investment to be assigned with agreement of shareholders committee, other shareholders have priority to purchase the investment.

Article 15. After the shareholder assigns the investment by law, the company is to record the name and address of the assignee and the assigned amount in the roster of the shareholders.

        Chapter VIII. Organization of the Company, the Method to Set Up,
                     Duties and Power, Rules for Discussion

Article 16. The company sets up shareholders committee, which is composed of all shareholders and is the supreme power organization of the company.

Article 17. The shareholders committee exerts following duties and power:
       (1)    To decide operation policy and investment plan of the company;
       (2)    To elect and alter directors, to decide remuneration of directors;
       (3) To elect and alter supervisors acted by shareholders' representatives, to decide remuneration of supervisors;
       (4)    To examine and approve report of the Board of Director;
       (5)    To examine and approve report of the Board of Supervisors;
       (6) To examine and approve annual financial budget scheme and final settlement scheme of the company;
       (7) To examine and approve profit distribution scheme and loss make-up scheme of the company;
       (8) To make resolution for increasing or decreasing registered capital of the company;
       (9)    To make resolution for issuing debentures of the company;
       (10) To make resolution for the assignment of investment among shareholders or to any other person;
       (11) To make resolution for merger, separation, altering company mode, dissolution and liquidation, etc. of the company;
       (12)   To revise the Articles of Association of the company.

Article 18. The matters decided by the Shareholders' Committee, except those specially specified by this Articles of Association, will be in force with agreement by the shareholders representing over half of the voting rights.

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Article 19. If the Shareholders' Committee makes resolution for Article 17 (8),
(11) (except liquidation) and (12), it must be agreed by shareholders representing over two thirds of the voting right.

Article 20. Regarding the meeting of Shareholders' Committee, the shareholders are to exert voting rights according to the proportion of investment.

Article 21. The meeting of Shareholders' Committee includes regular meetings and interim meetings.

Regular meeting is held in April every year. The first meeting is held in one month after the registration for establishment of the company.

Interim meeting can be held with proposal of shareholders representing over a quarter of voting rights, over one third of directors or supervisors.

The meeting of Shareholders' Committee is convened by the Board of Directors, presided by the Chairman of the Board. In case that the Chairman is absent due to special reason, other director can be appointed by the Chairman to preside.

Article 22. All the shareholders shall be informed of the meeting of Shareholders' Committee in writing in 15 days before the meeting is held.

Article 23. The Shareholders' Committee shall make minute of the decisions on the matters discussed, the shareholders present at the meeting shall sign on the minute.

Article 24. The company establishes the Board of Directors, which is the executive organization of the Shareholders Committee, and the members are elected by the Shareholders' Committee. The Board of Directors will have a chairman, a vice chairman and one director. Jinhui Wang is elected as the chairman, Jun Zhou as the vice chairman, Fang Shi as the director. The chairman and directors are elected by the Shareholders Committee, and the chairman is the legal representative of the company.

Article 25. The Board of Directors bears responsibilities to the Shareholders' Committee, exerting following duties:

       (I) To be responsible for convening meeting of the Shareholders' Committee, and for reporting to the Shareholders' Committee;
       (II)   To exert the resolution by the Shareholders' Committee;
       (III) To decide business operation plan and investment scheme of the company;
       (IV) To make out annual financial budget scheme and final settlement scheme of the company;
       (V) To make out profit distribution scheme and loss make-up scheme of the company;
       (VI) To make out scheme for increasing and decreasing registered capital of the company;
       (VII) To prepare for schemes of merger, separation, altering company mode, dissolution of the company;
       (VIII) To decide settings of the internal management organization of the company;
       (IX) To engage or dismiss the manager of the company; to engage or dismiss vice manager, financial chief person of the company according to the manger's nomination and to decide their remuneration;
       (X)    To make out basic management system of the company.
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Article 26. The tenure of directors is three years. The tenure of directors can be consecutive upon being re-elected at the expiry. Before the expiry date of the directors, the Shareholders' Committee shall not dismiss them.

Article 27. The conference of the Board of Directors is convened and presided by the chairman. In case that the chairman fails to exert the duty for a certain reason, the chairman is to appoint other director to convene and preside.

Article 28. Upon proposal of over one third of directors, the chairman shall convene conference of the Board of Director.

Article 29. All of the directors shall be informed of the conference of the Board of Directors in writing in 10 days before the conference. The Board of Directors shall make minute of the decisions on the matters discussed, the directors present at the conference shall sign on the minute.

Article 30. The company sets up a manager, who is engaged or dismissed by the Board of Directors. The manager bears responsibilities to the Board of Directors, and exerts following duties:
(I) To be in charge of daily production and operation and management, to organize the practical performance of the resolutions by the Board of Directors;
(II) To organize the performance of annual operation plan and investment scheme of the company;
(III)  To prepare for scheme of internal organization settings of the company;
(IV)   To prepare for basic management system of the company;
(V)    To make out specific rules and regulations of the company;
(VI) To nominate the engagement and dismiss of vice manager(s) and financial chief person of the company;
(VII) To engage or dismiss the executive management personnel except those who should be engaged or dismissed by the Board of Directors;
(VIII) Other duties and powers authorized by the Board of Directors.

Article 31. The company will not establish the Board of Supervisors, but will establish one supervisor.

Article 32. The directors, manger and financial chief person shall not serve as supervisors concurrently.

Article 33. The tenure of supervisors is three years. The tenure of supervisors can be consecutive upon being re-elected at the expiry.

Article 34. The supervisors exert following duties and powers:
(I)    To check the accounts of the company;
(II) To make supervision on activities of the directors and manager violating laws, regulations or the Articles of Association of the company when exerting their duties;

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(III)  To ask the directors and manger to make correction when their behavior does harm to the benefit of the company;
(IV) To make proposal for holding interim conference of the Shareholders' Committee;
(V)    The supervisors can attend the conference of the Board of Directors.

Article 35. When making discussion and decision on matters concerning the staff's benefits such as staff's salaries, welfare, safe production and labor protection, labor insurance, etc., the company shall listen to the comment from the Labor Union and staff of the company in advance, and shall invite representatives of the Labor Union or staff to attend the relevant meetings.

Article 36. When making discussion and decision on significant matters concerning production and operation, making important rules and regulations, the company shall listen to the comment and suggestions from the Labor Union and staff of the company.

Article 37. The directors, supervisors and manger shall comply with the Article of Association of the company, royally exert duties, safeguard the benefit of the company, and shall not make use of the position and power in the company to make personal benefit. The directors, supervisors and manger shall not make use of the power to receive boodle or other illegal income, shall not misappropriate the assets and properties of the company.

Article 38. The directors and manger shall not defalcate the capital of the company or loan the capital of the company to others. The directors and manger shall not open account and deposit the asset of the company in personal names or in other personal names. The directors and manger shall not provide guaranty with the asset of the company for the shareholders of the company or other personal debts.

Article 39. The directors and manger shall not be engaged for themselves or others in the business same as that in the company where they serve, or be engaged in activities damaging the benefit of the company. Whereas the engagement in the above business or activities, the income shall be owned by the company.

The directors and manger shall not establish contract or make transactions with the company unless it is agreed by the Articles of Association or by the Shareholders' Committee of the company.

Article 40. The directors, supervisors and manger shall not expose the secret of the company unless it is done to the law or agreed by the Shareholders' Committee.

Article 41. The directors, supervisors and manger shall bear responsibilities for compensation in case that they cause the damage to the company due to violating laws, administrative rules or regulation of the Articles of Association of the company when exerting their duties.

                 Chapter IX. Legal Representative of the Company

Article 42. The chairman of the Board is the legal representative of the company, who exerts following duties:

(I) To preside conference of the Shareholders' Committee and to convene and preside conference of the Board of Directors;
(II) To check the practical performance of the resolution by the Board of Directors;

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(III)  To sign bond of the company and debenture of the company.

              Chapter X. Profit Distribution Method of the Company

Article 43.

(I)    To make up loss for the previous year of the company;
(II)   To draw legitimate accumulation fund;
(III)  To draw legitimate commonweal, to draw any accumulation fund;
(IV)   To pay the dividends of the shares.

                       Chapter XI. Finance of the Company

Article 44. The company establishes financial and accounting systems in compliance with laws, administrative rules and regulations of the financial authority of the State Council.

Article 45. The company makes financial and accounting report at the end of each fiscal year and has the certificates examined and verified to the laws.

The financial and accounting report includes following financial and accounting statements and annexed breakdowns:

(I)    Balance Sheet;
(II)   Profit and Loss;
(III)  Alteration Table of Financial Status;
(IV)   Explanatory Notes of the Financial Status;
(V)    Profit Distribution Table.

Article 46. The company shall deliver the financial and accounting report to each of the shareholders in 10 days after each fiscal year is ended.

Article 47. When distributing after-tax profit of the year, the company shall draw 10% of the profit for listing into the legitimate accumulation fund of the company and draw 5% to 10% of the profit for listing into the legitimate commonweal of the company.

When the aggregated amount of the legitimate accumulation fund of the company is over 50% of the registered capital of the company, the drawing can be stopped.

Whereas the legitimate accumulation fund of the company cannot make up the loss of the previous year, the profit of the present year shall be used to make up the loss before the legitimate accumulation fund and legitimate commonweal are drawn in accordance with the regulations in the beginning of Article 47 of this Articles of Association.

After drawing legitimate accumulation fund from after-tax profit, with the decision by the Shareholders' Committee, the company can draw any accumulation funds.

The remaining profit after the company makes up loss and draws accumulation fund and commonweal can be distributed according to the proportion of the investors' capital contribution.
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Article 48. The accumulation fund of the company is used to make up loss of the company, to enlarge production and operation of the company or to transfer for increasing capital of the company.

The legitimate commonweal the company draws is used for the collective welfare of the staff of the company.

      Chapter XII. Merger, Separation and Alteration of Mode of the Company

Article 49. For the merger or separation of the company, resolution is made by the Shareholders' Committee of the company.

Article 50. For the merger of the company, all the parties involving in the merger are to sign a merger agreement, and make out balance sheets and list of properties.

From the date the resolution for merger is made, the company informs the creditors in 10 days and makes at least 3 notifications on newspaper in 30 days. In 30 days from the date receiving the notice, or in 90 days from the first notification for those who do not receive the notice, the creditors have the right to ask the company to pay back the debts or to provide guarantee. Whereas the debts are not paid back or the guarantee is not provided, the merger of the company cannot be made.

Upon the merger, the debts and credits of all partier for merger shall be borne by the merger company or the new company.

Article 51. For the separation of a company, the properties are divided accordingly.

Upon separation, balance sheets and list of properties shall be made out. From the date the resolution for separation is made,

The debts before the separation of the company are borne by the separated company according to the reached agreement.

Article 52. When the company needs to decrease registered capital, it must make out balance sheets and list of properties must be made. From the date the resolution for decreasing registered capital is made, the company informs the creditors in 10 days and makes at least 3 notifications on newspaper in 30 days.

In 30 days from the date receiving the notice, or in 90 days from the first notification for those who do not receive the notice, the creditors have the right to ask the company to pay back the debts or to provide guarantee.

The registered capital after the company decreases the capital shall not be less than minimum statutory limit.

Article 53. When the company increases registered capital, the capital contributions the shareholders purchase the newly increased capital will perform according to the relevant regulation for capital contribution at the establishment of the company.

Article 54. When the registration is changed due to merger or separation of the company, registration for alteration shall be made in the company registration authority by law, and registration for cancellation shall be made by law upon dissolution; and

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registration for establishment of a company shall be made by law upon establishment of a new company.

When the company increases or decreases registered capital, it shall go through the registration for alteration in the company registration authority by law.

Article 55. When the company is changed from a company with limited liabilities to a shareholding limited company, relevant procedure for approval shall be made by law.

        Chapter 13. Dissolution of the Company and Method of Liquidation

Article 56. The company can be dissolved in case of one of following happenings:

(I)    To dissolve to the resolution by the Shareholders' Committee;
(II) To dissolve upon termination of operation limit according to the regulation of the Articles of Association of the company;
(III)  To dissolve due to merger or separation of the company;
(IV) It shall be dissolved when it is charged to shutdown by law due to violating laws, administrative rules and regulations.

Article 57. If the company is dissolved due to the foregoing (I), (II) and
(III), a liquidation team shall be set up with composition of shareholders in 15 days for liquidation.

If the company is dissolved due to the foregoing (IV), the relevant authority shall organize shareholders, relevant department and relevant professional personnel to set up a liquidation team for liquidation.

Article 58. During the liquidation, the liquidation team exerts following duties:

(I) To clear the properties of the company, to make respective balance sheets and lists of properties;
(II)   To inform or notify the creditors;
(III)  To deal with the unfinished business relating to the liquidation;
(IV)   To pay up the due taxes;
(V)    To clear credits and debts;
(VI)   To dispose remaining properties after paying back debts;
(VII)  To participate civil lawsuit on behalf of the company.

Article 59. The company shall inform the creditors of the liquidation in 10 days from the date the liquidation team is set up and shall make at least 3 notifications on newspaper in 60 days. In 3 days from the date receiving the notice, or in 90 days from the first notification for those who do not receive the notice, the creditors shall apply to the liquidation team for credits. When applying for credits, the creditors shall clearly state the relevant matters and provide testimonies. The liquidation team makes registration for the credits.

Article 60. After clearing the properties of the company, making balance sheets and lists of the properties, the liquidation team shall make out scheme for liquidation and report to the Shareholders' Committee or relevant authorities for confirmation. The properties of the company which can pay back the debts will be respectively used to pay the costs for liquidation, staff's salaries and labor insurance, to pay due taxes, to pay

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back debts of the company. The remaining properties after the company pays back the foregoing costs will be distributed according to the investment proportion of the shareholders. During the liquidation, the company shall not have business activities. Before payback according to the foregoing regulation, the properties of the company cannot be distributed to the shareholders.

Article 61. For liquidation due to dissolution of the company, when the liquidation team finds after clearing the properties and making the balance sheets and lists of properties that the properties of the company are not enough to pay back the debts, it shall immediately apply to the People's Court for announcement of bankruptcy.

Article 62. After the liquidation, the liquidation team shall make out a liquidation report, report to the Shareholders' Committee or the relevant authority for confirmation and report to the company registration authority, apply for cancellation of company registration. With approval of the company registration authority for the cancellation of the registration, the liquidation team is to announce the termination of the company.

Article 63. The members of the liquidation team shall be loyal to the duties and exert the obligations for liquidation by law.

The members of the liquidation team shall not utilize the duties and power to receive boodle or other illegal income, shall not misappropriate the assets and properties of the company.

The members of the liquidation team shall bear responsibilities for compensation on the loss caused to the company or the creditors by willingness or significant mistake.

Article 64. The company can set up the Party organization and Labor Union.

                              Chapter XIV. Annexes

Article 65. The operation period of the company is 20 years, counting from the date the registration authority issues the Business License.

Article 66. This Articles of Association is agreed by the Shareholders' Committee and comes into force from the date the Business License is issued. The rights of interpretation and revision are subject to the Shareholders' Committee.

Revision and supplement to this Articles of Association must be agreed by over two thirds of the shareholders representing voting rights. All resolution on articles for revision and supplement relating to the Article of Association agreed by the conference of the Shareholders' Committee are the composite parts of this Artices of Association, and they are at the same time reported to the company registration authority for examination and file-keeping.

Article 67. The lawful responsibilities which are not regulated in this Articles of Association are subject to the laws and rules.


Party A (Seal, signature):                      /s/ Fang Shi


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Party B (Seal, signature):                      /s/ Jun Zhou

Translated by: (Seal)                           Tianjin Transfavour

Date: August 2001                               Investment Consultant Co., Ltd.